Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES

                        Twenty-Six Weeks Ended                           Fiscal Year Ended
                     ---------------------------       ---------------------------------------------------
                     November 25,   November 26,        May 27,    May 28,    May 30,    May 31,    May 25,
                         2001           2000             2001       2000       1999       1998       1997
                     ---------------------------       ---------------------------------------------------
Ratio of Earnings
  to Fixed Charges       4.66           5.59             5.29      6.25       6.67       5.63       6.54


For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.





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